Exhibit 10.3
TO:    Clint Szubinski
FROM:     Michael Odell, Chairman of the Compensation Committee (the “Committee”)
DATE:    December 17, 2021
RE:    Notice of Approved 2022 Compensation (“Notice”)

Reference is made to that certain employment agreement effective January 1, 2021, as thereafter amended (the “Employment Agreement”), concerning the employment and compensation of Clint Szubinski, the Company’s Executive Vice President, Chief Operating Officer (“Executive”). Capitalized terms in this Notice not otherwise defined herein have the meanings prescribed to those terms in the Executive’s Employment Agreement.
Base Salary Adjustment
    As provided in the Employment Agreement, the Executive’s Base Salary is subject to annual review and may, in the Committee’s discretion, be increased without the Executive’s consent. With respect to the Executive, the Committee has reviewed Executive’s Base Salary and concluded that it is appropriate to increase Executive’s Base Salary for the Company’s 2022 fiscal year to $650,000.
Annual Bonus Adjustment
    As provided in the Employment Agreement, the Executive’s Target Bonus is set at a minimum amount of $1,200,000 – or such greater amount as may be provided in a written notice to the Executive from the Committee.
    Accordingly, this is to provide notice to the Executive that Executive’s Target Bonus for the Company’s 2022 fiscal year is being adjusted to $1,300,000 and actual Bonus will be an amount ranging from 0% - 200% of the Target Bonus. Thus, the maximum Bonus payable to the Executive for the 2022 fiscal year will be $2,600,000.
Performance Share Award
    As provided in the Employment Agreement, the Executive’s annual Performance Share Award (“PSA”) is a target number of shares with a fair market value on the date of grant worth a minimum of $600,000 or such greater amount as may be provided to Executive in a written notice from the Committee. The PSA that is payable for the Performance Period, if any, shall be an amount ranging from 0% to 150% of the target number of shares, contingent on the achievement of one or more performance goals established by the Committee.
    Accordingly, this is to provide notice to the Executive that Executive’s PSA target for the Performance Period beginning January 1, 2022 and ending December 31, 2022 will be based on a grant value of $650,000; the PSA payable with respect to such grant shall be in the 0% to 150% range of the target.
Restricted Stock Unit
    As provided in the Employment Agreement, the Executive’s annual Restricted Stock Unit (“RSU”) is a target number of shares with a fair market value on the date of grant worth a minimum of $600,000 or such greater amount as may be provided to Executive in a written notice from the Committee.
    Accordingly, this is to provide notice to the Executive that Executive’s RSU target for the 2022 fiscal year will be based on a grant value of $650,000.

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Except as specifically expressed in this Notice, the Employment Agreement shall remain in full force and effect. To the extent there is any contradiction or inconsistency between the terms of this Notice and the terms of the Employment Agreement, the terms and intended effect of this Notice shall control.

COMPENSATION COMMITTEE

/s/ Michael Odell__________________________________
By:    Michael Odell
    Chairman of the Compensation Committee

/s/ Clinton Szubinski____________________________        12/17/21__________________________________
Executive                            Date